Exhibit 10.1

EXECUTION VERSION

October 18, 2017

Mosaic Acquisition Corp.

375 Park Avenue

New York, NY 10152

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and among Mosaic Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Deutsche Bank Securities Inc. and RBC Capital Markets, as representatives (the “Representatives”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 34,500,000 of the Company’s units (including up to 4,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one-third of one Warrant. Each whole Warrant (each, a “Warrant”) entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the New York Stock Exchange. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mosaic Sponsor, LLC, a Delaware limited liability company, and Fortress Mosaic Sponsor LLC, a Delaware limited liability company (each a “Sponsor” and together, the “Sponsors”), and each of the undersigned individuals, each of whom is a director or member of the Company’s management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. Each Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it or he shall (i) vote any Shares owned by it or him in favor of any proposed Business Combination and (ii) not redeem any Shares owned by it or him in connection with such shareholder approval.

2. Each Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24-month period), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, each Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay the Company’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Each Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24-month period), unless the Company provides its public shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements, subject to an annual limit of $750,000, and/or to pay its taxes, divided by the number of then outstanding Offering Shares.

Each Sponsor and each Insider acknowledges that it or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it. Each Sponsor and each Insider hereby further waives, with respect to any Ordinary Shares held by it or him, if any, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24-month period)).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, each Sponsor and each Insider shall not, without the prior written consent of the Representatives, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it or him, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, each Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of any Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsors shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares or (ii) such lesser amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the interest which may be withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $750,000, and/or to pay taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, no Sponsor shall be responsible to the extent of any liability for such third party claims. The Sponsors shall have the right to defend against any such claim with counsel of their choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsors, the Sponsors notify the Company in writing that it shall undertake such defense. For the avoidance of doubt, none of the Company’s officers or directors will indemnify the Company for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

Each Sponsor (a “Contributing Sponsor”) agrees that, in the event that the other Sponsor (a “Claiming Sponsor”) makes any payment in respect of the joint and several indemnification obligation hereunder such that Claiming Sponsor’s total payments in respect of the indemnification obligation hereunder is more than one-half of the total payments made by both Sponsors in respect of all indemnification obligation hereunder (such greater or disproportionate amount the “Excess Sponsor’s Amount”), then the Contributing Sponsor shall indemnify the Claiming Sponsor in an amount such that after giving effect to such indemnity the net amount of payments made by each Sponsor in respect of all indemnification obligations under this Agreement are equal to the net amount paid by the other Sponsor. Each Sponsor covenants and agrees that the Contributing Sponsor will cooperate in good faith with the Claiming Sponsor to promptly indemnify the Claiming Sponsor in accordance with the preceding sentence.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 4,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsors agree that they shall forfeit, at no cost, an aggregate number of Founder Shares in the aggregate equal to 1,125,000 multiplied by a fraction, (i) the numerator of which is 4,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 4,500,000. Such aggregate number of shares forfeited shall be allocated between the Sponsors equally. All references in this Letter Agreement to shares of the Company being forfeited shall take effect as surrenders for no consideration of such shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Initial Shareholders will own an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering. To the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the Shares of the Initial Shareholders prior to the Public Offering at 20.0% of the Company’s issued and outstanding shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 4,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 1,125,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order to hold (with all of the Initial Shareholders) an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering.

6. Each Sponsor and each Insider hereby agrees and acknowledges that (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its or his obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement; (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) Each Sponsor and each Insider agrees that it or he shall not Transfer any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (i) one year after the completion of the Company’s initial Business Combination, (ii) subsequent to the initial Business Combination, if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (iii) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) Each Sponsor and each Insider agrees that it or he shall not Transfer any Private Placement Warrants or Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants, until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by any Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of any Sponsor, or any affiliates of any Sponsor; (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (f) transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (g) transfers by virtue of the laws of the Cayman Islands or any Sponsor’s limited liability company agreement upon dissolution of such Sponsor; and (h) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

8. Each Sponsor and each Insider represents and warrants that it or he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it or he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it or he has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it or he is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither any Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to $300,000 made to the Company by the Sponsors to cover expenses related to the organization of the Company and the Public Offering; payment to an affiliate of Mosaic Sponsor, LLC for office space and related support services for a total of $15,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsors or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

10. Each Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “Founder Shares” shall mean the 8,625,000 Class F Ordinary Shares, par value $0.0001 per share, (or 7,500,000 shares if the over-allotment option is not exercised by the Underwriters) purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share, prior to the consummation of the Public Offering; (iv) “Initial Shareholders” shall mean the Sponsor and any other holder of Founder Shares; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 5,333,333 Ordinary Shares of the Company (or 5,933,333 Ordinary Shares if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of approximately $8,000,000 in the aggregate (or $8,900,000 if the over-allotment option is exercised in full), or $1.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 31, 2017; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page follows]

Sincerely,

MOSAIC SPONSOR, LLC

By:	/s/ David M. Maura

Name: David M. Maura
Title: Manager

FORTRESS MOSAIC SPONSOR LLC

By:	/s/ Marc K. Furstein

Name: Marc K. Furstein
Title: Chief Operating Officer

By:	/s/ David M. Maura

Name: David M. Maura

By:	/s/ Andrew A. McKnight

Name: Andrew A. McKnight

By:	/s/ William H. Mitchell

Name: William H. Mitchell

By:	/s/ Eugene I. Davis

Name: Eugene I. Davis

By:	/s/ Joshua A. Pack

Name: Joshua A. Pack

By:	/s/ Tyler S. Kolarik

Name: Tyler S. Kolarik

Acknowledged and Agreed:

MOSAIC ACQUISITION CORP.

By:	/s/ William H. Mitchell

Name: William H. Mitchell
Title: Chief Financial Officer

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